Exhibit 10.1

Pathmark Stores, Inc.

200 Milik Street

Carteret, New Jersey 07008

May 1, 2006

Mr. Kevin Darrington

1507 Stardance Circle

Longmont, CO 80501

Employment Agreement

Dear Mr. Darrington:

The following sets forth the agreement (“Agreement”) between Pathmark Stores, Inc. (the ”Company” or “Pathmark”) and you regarding the terms and provisions of your employment with the Company. Capitalized words not otherwise defined herein shall have the meanings set forth in Section 7 below.

1.            Term of Employment. The term of your employment under this Agreement, including extensions hereof (the ”Term”), shall commence on May 1, 2006 (the ”Effective Date”) and shall continue until April 30, 2008. The Term shall automatically renew for successive one-year periods, subject to written notice of non-renewal by either party at least 90 days prior to expiration of the then Term. Subject to the provisions of Section 4 below, either party may terminate your employment under this Agreement at any time.

2.            Title and Duties. During the Term, you shall be employed as a Senior Vice President of the Company. Your duties and responsibilities to the Company shall be consistent in all respects with the position of Senior Vice President. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than de minimis amounts of time devoted by you to engage in charitable or community services. Your principal place of employment shall be the executive offices of the Company in the Carteret, New Jersey area, although you understand and agree that you will be required to travel from time to time for business purposes.

3.	Compensation and Benefits.

(a)           Annual Salary. As compensation to you for all services rendered to the Company, the Company will pay you an annual base salary ( ”Annual Salary”) during the Term at the rate of $230,000 per annum, increasing to $240,000 per annum on October 1, 2006. Your Annual Salary shall be reviewed annually, beginning May 1, 2007, by the Chief Financial Officer and may be increased but not decreased on the basis of such review. Your Annual Salary will be Paid to you in accordance with the Company’s regular payroll practices applicable to its exempt workforce.

(b)           Annual Bonus. During the Term, you shall be eligible to earn an annual bonus (“Annual Bonus”) pursuant to the Company’s Executive Incentive Plan. For each full fiscal year of the Company during the Term your target Annual Bonus shall equal 45% of your actual Annual Salary during the applicable fiscal year. Annual Bonus targets and adjustments for performance above and below the target will be reasonably set by the Compensation Committee (the “Committee”) of the Board. Your target Annual Bonus for each partial fiscal year during the Term shall be prorated based on the number of days in such fiscal year occurring during the Term (including any partial fiscal year ending at the expiration of the Term due to a non-renewal by either party, in which case the Annual Bonus shall be calculated based on performance through the Date of Termination). The Annual Bonus for each year, if earned, shall be paid to you in cash within 120 days of the end of the applicable fiscal year.

(c)           Equity Awards. The Company shall grant you the following equity awards (“Equity Awards”) pursuant to its 2000 Employee Equity Plan (the “Plan”):

(i)  On the Effective Date (the “Grant Date”), an award of stock options to purchase 42,000 shares of the Company’s common stock (“Common Stock”), at an exercise price equal to the Fair Market Value (as defined in the Plan) of such Common Stock on the Grant Date, pursuant to the terms of an award agreement in the form of Attachment A.

(ii)  On the Grant Date, a Restricted Stock Unit representing 9,000 shares of Common Stock, pursuant to the terms of an award agreement in the form of Attachment B.

(d)           Benefits. During the Term, you shall be eligible to participate in all of the pension, welfare and fringe benefit programs and any other employee benefit plan made available generally to executives of the Company, in accordance with the terms and provisions thereof provided, however, that the Company shall not be obligated to provide you any supplemental retirement plan. You shall participate in the Company’s car program on the same basis as other Company executives. You shall receive life insurance and disability coverage in accordance with the Company’s policies on the same basis as other executives. You shall be entitled to four weeks’ vacation per each twelve-month period during the Term and otherwise in accordance with the Company’s policies on the same basis as other executives.

(e)           Relocation. The Company shall provide you with the following relocation benefits; provided that the Company shall not be required to pay to you or reimburse you the following amounts in excess, in the aggregate, of $80,000 (provided, however, that the Company will reimburse you for up to three house-hunting trips with your spouse above and beyond the $80,000 (after such amount is exhausted):

(i)  The Company shall pay or promptly reimburse the cost of moving your personal belongings from your current primary residence in Colorado to a new residence within commuting distance of the Company’s executive offices in New Jersey.

(ii)  The Company shall pay or promptly reimburse the reasonable cost for you and the members of your family of a reasonable number of house-hunting trips to New Jersey.

(iii)  The Company shall pay or promptly reimburse the reasonable cost of temporary housing for you and your family within commuting distance of the Company’s executive offices in New Jersey for a period not to exceed four months.

(iv)  The Company shall pay or promptly reimburse your reasonable commuting costs from your current primary residence in Colorado to the housing in New Jersey and to the Company’s executive offices in New Jersey.

(v)  The Company shall pay or promptly reimburse the other direct costs incurred by you in connection with your relocation, such as brokerage commissions and buying and selling costs and, in addition, the carrying costs of your home in Colorado.

All payments and reimbursements under this Section 3(e) shall be subject to presentation to the Company of appropriate documentation of the costs incurred.

(f)           Business Expenses. The Company shall reimburse you upon presentation by you of appropriate documentation, in accordance with the Company’s regular practice, for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

4.	Effect of Termination of Employment.

(a)           Involuntary Termination. In the event of your Involuntary Termination during the Term, the Company shall pay you in cash:

(i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

(ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination, on or as soon as practicable after the Date of Termination or as otherwise required by applicable law;

(iii)  any unpaid reimbursement for business or relocation expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above, in accordance with the Company’s expense reimbursement policies;

(iv)   subject to your execution of a general release of claims against the Company in the form of Attachment C, an amount (the ”Severance Amount”) equal to two times the sum of your Annual Salary, plus in the event of your Involuntary Termination during the first two years of your employment with the Company and after a Change in Control, a lump sum payment of $45,000 (the “Supplemental Amount”).

The Severance Amount shall be payable in cash in 24 equal monthly installments commencing on the date 30 days after the Date of Termination (such 24-month period being referred to as the ”Severance Period”) and the Supplemental Amount shall be payable within 30 days after the Date of Termination; provided that, to the extent required under Section 409A to avoid the imposition of additional tax under that section to you, any payment of the Severance Amount and/or Supplemental Amount shall commence on the six-month anniversary of your separation from service with the Company (or, if earlier, the date of your death) and, in the case of the Severance Amount, continue in equal monthly installments over the remainder of the Severance Period. In the event of your Involuntary Termination during the Term, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the welfare benefit plans, including medical, dental, health, life and similar insurance plans applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of this Agreement, “Benefit Continuation Period” shall mean, in connection with your Involuntary Termination, the period beginning on the Date of Termination and ending on the earliest to occur of (A) the end of the Severance Period, (B) the date you are eligible to be covered under the benefit plans of a subsequent employer, and (C) the date of your breach of any provision of Section 6 hereof.

(b)           Termination Event. In the event your employment ends at any time during the Term as a result of a Termination Event, the Company shall pay you in the same applicable manner described in Section 4(a) above:

(i)  the full amount of the accrued but unpaid Annual Salary you have earned through and including the Date of Termination, plus a cash payment for all unused vacation time which you may have accrued through and including the Date of Termination;

(ii)  the amount of any earned but unpaid Annual Bonus for any fiscal year of the Company ended on or prior to the Date of Termination and, if the Termination Event is death or Disability, a portion of your Annual Bonus, if any, that you would have been entitled to receive, based upon the number of days you were employed in such year;

(iii)  any unpaid reimbursement for business expenses you are entitled to receive under Section(s) 3(e) and/or 3(f) above; and

Except as otherwise provided by the provisions of any pension, welfare or fringe benefit program and any other employee benefit plan in which you are a participant or this Agreement, in the event of a Termination Event, as of the Date of Termination, you shall not have any right to any additional payments or benefits from the Company under this Agreement or otherwise.

(c)           Treatment of Equity Awards. The treatment of your Equity Awards in connection with the termination of your employment with the Company shall be as set forth in the award agreements described in Section 3(c) above.

(d)           Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the “Date of Termination”) shall be determined as follows: (i) if your employment is terminated for Disability, 30 days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); (iii) if your employment is terminated by the Company for Cause, the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Company if such period expires without such cure being effected by you and without a reversal on the part of the Company regarding its decision to terminate you for Cause; (iv) if your employment is terminated by a non-renewal notice by either you or the Company, the last day of the then Term; (v) if the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be the later of (A) the date specified in the Notice of Termination and (B) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company; (vi) if your employment is terminated by your resignation other than for Good Reason, the Date of Termination shall be the date set forth in the applicable notice, which shall be 30 days after the date such notice is received by the Company; and (vii) if your employment is terminated as a result of your death, the Date of Termination shall be the date of your death.

(e)           Other Positions. You agree that, if requested in connection with any termination of your employment with the Company, you shall resign from any or all positions with the Company, including, if applicable, as a member of the Board, or with any subsidiary of the Company.

(f)           Mitigation. You shall not be required to mitigate the Severance Amount or other payments hereunder by seeking other employment or otherwise, and the Severance Amount and such other amounts will not be reduced if such other employment is obtained.

(g)           Breach of Restrictive Covenants. If, following the Effective Date, you breach any of the provisions of Section 6 below without curing said breach, you shall not be eligible, as of the date of such breach, for any Severance Amount thereafter, and all obligations of the Company hereunder to pay any Severance Amount for any period thereafter shall thereupon cease.

5.            Reduction Of Payments If Reduction Would Result In Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Severance Amount and any other payments made to you in connection with this Agreement or otherwise (together, the “Payments”) constitute a “parachute payment or payments” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the net after-tax amount of the parachute payment or payments payable to you is less than the net after-tax amount if the aggregate Payments to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts of parachute payment or payments payable to you (as determined in accordance with Section 280G of the Code and the regulations) shall be reduced to an amount that will equal three times your base amount, less $1.00.

6.        Restrictive Covenants.

(a)           No Competing Employment. During the period beginning on the Effective Date and ending on the later of (i) the last day of the Term; or (ii) to the extent that you are being paid Severance Amounts, the last day of the Severance Period (the ”Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), (i) compete in any Excluded Location with the Business or (ii) provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity that competes with the Business in any Excluded Location, except for the aforementioned 5% ownership of publicly traded securities. Notwithstanding the foregoing provisions of this Section 6(a), (i) an entity will be treated as competing with the Business in an Excluded Location only if such entity operates (A) a store that is typically considered to be a “supermarket” or “supercenter” or (B) a “wholesale grocery business” (as such terms are reasonably and customarily understood in the Business) in such Excluded Location; and (ii) you will not be in violation of this Section 6(a) if you are employed by or providing services to a regional chain of stores that is affiliated with another entity that competes with the Business in an Excluded Location, so long as (A) such regional chain does not compete with the Business in any Excluded Location and (B) you do not render services in any capacity to such other entity other than the services rendered to such regional chain.

(b)           No Solicitation of Employees and Certain Other Persons. During the period beginning on the Effective Date and ending on the later of (i) the last day of the Term; or (ii) to the extent that you are being paid Severance Amounts, the last day of the Severance Period (the “Non-Solicitation Period”), you shall not, without the prior written consent of the Company, other than in furtherance of the business of the Company, directly or indirectly (i) solicit or recruit, directly or indirectly, any Key Employee (as defined below) or any independent contractor of the Company or any of its subsidiaries for the purpose of being employed or retained by you, directly or indirectly, or by any person on behalf of which you are acting as an agent, representative or employee; (ii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be detrimental in any material respect to the business of the Company, any provider of services or products to the Company with respect to its relationship therewith, including, without limitation, any person or entity which has been a provider of services or products to the Company and its subsidiaries during your employment with the Company, or take any action detrimental in any material respect to the existing relationships between the Company and any provider of services or products; or (iii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 6(b) if such activity were carried out by you. In particular, you agree that, other than in furtherance of the business of the Company, you will not, directly or indirectly, during the Non-Solicitation Period carry out any activity or take any action, or induce any employee of the Company and its subsidiaries to carry out any activity or take any action, that would be reasonably likely to result in any employee or independent contractor of the Company ceasing to perform services for the Company or any subsidiary thereof. Notwithstanding the foregoing provisions of this Section 6(b), you will not have violated this Section 6(b) if the person or entity with which you are then employed or to which you are otherwise providing services solicits or recruits employees, independent contractors or providers of services or products through the placing of advertisements in a newspaper, on the internet or similar searches for employees not targeted specifically at employees, independent contractors or other providers of services or products to the Company or its subsidiaries. For purposes of this Section 6(b), “Key Employee” means any employee of the Company or its subsidiaries with the title of category manager or above. The Company agrees to give you prompt written notice if it becomes aware that you violated the provisions of this Section 6(b) with respect to a Key Employee whose base salary is less than $100,000 per annum and that the first such violation shall not be considered to be a violation if the act in question was not directly undertaken by you.

(c)           Confidentiality. You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company and its subsidiaries, the use or disclosure of which could cause the Company and its subsidiaries substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company, except as required by law, regulation, legal process or the rules of any self-regulatory organization. The term “confidential information” means confidential and proprietary information of the Company or its subsidiaries not previously disclosed or known to the public or to the trade (other than through a disclosure by you in breach of this Section 6(c)) with respect to business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information of the Company and its subsidiaries. You understand and agree that the rights and obligations set forth in this Section 6(c) are perpetual and, in any case, shall extend beyond the Restricted Period.

(d)           Injunctive Relief. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, in addition to any remedies it may have at law, shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

7.            Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Business” shall mean the retail or wholesale grocery business.

(c)           “Cause” shall mean (i) your continuing, willful failure to perform your lawful and proper duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) after written notice from the Company of such failure to perform such duties of your employment, (ii) your conviction of or plea of nolo contendere to any felony (other than a felony involving a traffic infraction), or (iii) an act or acts on your part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by you at the expense of the Company. In the case of any item described in the previous sentence, you shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Company believes you are to be terminated for Cause, including any act or omission that is the basis for the decision to terminate you. In the case of an act or omission described in clause (i) or (iii) of this definition of Cause, (A) you shall be given 30 days from the date of such written notice to effect a cure of such alleged act or omission constituting “Cause” which, upon such cure to the reasonable satisfaction of the Company, shall no longer constitute a basis for Cause, and (B) an opportunity to make a presentation to the Chief Executive Officer of the Company (accompanied by counsel or other representative, if you so desire) at a meeting held promptly following such 30-day cure period. At or following such meeting, the Chief Executive Officer of the Company shall determine in good faith whether or not to terminate you for “Cause” and shall notify you in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting).

(d)      “Change in Control” shall mean any of the following:

the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of September 19, 2000 was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;consummation after approval by the shareholders of Pathmark of either (A) a plan of complete liquidation or dissolution of Pathmark or (B) a merger, amalgamation or consolidation of Pathmark with any other corporation, the issuance of voting securities of Pathmark in connection with a merger or consolidation of Pathmark or sale or other disposition of all or substantially all of the assets of Pathmark or the acquisition of assets of another corporation, other than, for purposes of Section 4(a)(iv) hereof, a merger, amalgamation or consolidation with, or sale or other disposition of assets to or acquisition of assets of Yucaipa (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of Pathmark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

the individuals who, as of December 1, 2005, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board.

For purposes of the above definition of Change in Control only, the following defined terms shall apply:

“Affiliate” means, with respect to any Person, any other entity which (i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of Pathmark in substantially the same proportions as their ownership of stock of Pathmark, or, for purposes of Section 4(a)(iv) hereof, (v) Yucaipa.

“Subsidiary” means with respect to any Person, any entity of which:

if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           “Disability” shall mean your absence from full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness.

(g)          “Excluded Location” means a 25-mile radius of any location where the Company operates its business.

(h)          “Good Reason” shall mean (i) the failure of the Company to pay any material amount of compensation to you when due; (ii) any material and adverse change in your title, duties or responsibilities; (iii) any failure by the Company to maintain your principal place of employment within 50 miles of Carteret, New Jersey , or (iv) any material breach by the Company of the Agreement; provided, however, that, for any of the foregoing to constitute Good Reason, you must provide written notification of your intention to resign within 30 days after you know of the occurrence of any such event, and the Company shall have 60 days (20 days in the case of a material breach related to payment of any amounts due hereunder) from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

(i)           “Involuntary Termination” shall mean (i) your termination of employment by the Company other than for Cause, death or Disability (including the Company’s notice of non-renewal of the Term) or (ii) your resignation of employment with the Company for Good Reason.

(j)           “Section 409A” shall mean Section 409A of the Code.

(k)          “Termination Event” shall mean your resignation without Good Reason or a termination by the Company for Cause or Disability or by reason of your death.

(l)           “Yucaipa” shall mean the Yucaipa Companies LLC and its affiliates.

8.            Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission, upon confirmation of receipt by the sender of such transmission, addressed to Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, facsimile (732) 499-3460, with a copy to the General Counsel of the Company (if different from the Secretary), or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.	Miscellaneous.

(a)           No Rights to Continued Employment. Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 4 above, for any reason, with or without Cause or for you to terminate your employment, subject to the provisions of Section 4, for any reason, with or without Good Reason.

(b)           Entire Agreement. The parties to this Agreement represent, acknowledge and agree that this Agreement, together with the award agreements described in Section 3(c) above, sets forth the full and complete understanding and entire agreement regarding the subject matter hereof and shall supersede all other agreements with respect thereto.

(c)           Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, any term sheets or document other than this Agreement setting forth the proposed terms hereof.

(d)           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)           Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to all or substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken plan; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

(f)           Representations. You hereby represent and warrant to the Company that the execution and delivery by you of this Agreement to the Company and your performance of your obligations hereunder will not breach the terms of any contract, agreement or understanding to which you are a party, including any covenant not to compete against any prior employer, and you acknowledge and agree that a breach of this representation by you shall render this Agreement void ab initio and without force and effect. The Company represents and warrants to you that the execution and delivery by it of this Agreement and the Company’s performance of its obligations hereunder have been approved by all necessary parties and all necessary actions and will not breach or conflict with the terms of any contract, agreement or understanding, including, without limitation, those contemplated by the last sentence of Section 2 above.

(g)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)           Withholding. Amounts paid to you hereunder shall be subject to all required federal, state and local income tax and wage withholdings.

(i)            Source of Payments. All payments provided for under this Agreement (other than payments made pursuant to a plan which provides otherwise or as otherwise expressly provided hereunder) shall be paid in cash from the general funds of the Company, no special or separate fund shall be established, and no other segregation of assets made, to assure payment and you will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(j)            Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

(k)          Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

(l)            Section 409A. The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to be subject to the interest and penalties under Section 409A, you and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (or causing the imposition of additional tax on you under Section 409A).

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

/s/ John T. Standley

John T. Standley

Chief Executive Officer

Acknowledged and Agreed as of this 4th day of May, 2006.

/s/ Kevin Darrington

Kevin Darrington

Release

I, the undersigned, Kevin Darrington, in consideration of the payments and benefits provided to me under the Employment Agreement dated May 1, 2006, between Pathmark Stores, Inc. (the ”Company”) and me (the ”Agreement”), including the Severance Amount and Supplemental Amount (as defined in the Agreement)(the ”Payments”), and after consultation with counsel, I, for myself and on behalf of each of my heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the ”Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates (the ”Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to (i) the obligations of the Company under the Agreement (including, without limitation, as to Annual Salary, Annual Bonus, reimbursements, Severance Amount, Equity Awards and continuing medical benefits) and (ii) any indemnification rights I may have in accordance with the Company’s governance instruments or the Agreement or under any director and officer liability insurance maintained by the Company. Other than as contemplated above, the Releasors further agree that the payments and benefits described in this Release shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee, officer and director of the Company Group and the termination thereof.

In further consideration of the Payments, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date hereof arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA and, I have in fact consulted with an attorney; (ii) I was given a period of not fewer than 21 days to consider signing this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and (iv) I knowingly and voluntarily am providing this Release.

/s/ Kevin Darrington

Kevin Darrington

Date: May 4, 2006